Exhibit 99.1

LightPath Announces Jim Gaynor as President & CEO

(January 16, 2008) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH—News),

The LightPath Board of Directors has appointed Jim Gaynor as President & CEO of LightPath and a director of the Board. Jim Gaynor joined LightPath in July 2006 and, prior to his appointment as CEO, was LightPath’s Executive Vice President of Global Operations.

Mr. Gaynor has 30 years of business experience in volume manufacturing in the electronics and optics industry. He started his career at Corning Glass Works and gained international experience at Rockwell International. He joined JDSU in 2000 as Vice President of Operations in the Transmission Subsystems Group. Prior to joining LightPath he was Director of Operations at Puradyn Filter. He has a mechanical engineering degree from Georgia Institute of Technology.

LightPath has also announced that Bob Ripp, LightPath’s Chairman, will become more involved with the company to assist the executive team with strategic planning. Activities will include strategic focus on the LightPath business model and establishing financial goals and targets for the company. He will also assist in strategic initiatives regarding M&A activities, joint ventures, financing, and other external company matters as required.

Mr. Gaynor commented: “I am delighted to be appointed as CEO of LightPath. I am excited about the opportunities and very mindful of the challenges that the company must deal with. Since joining LightPath my principal focus has been on improving manufacturing processes to improve quality, delivery times, and cost reduction efforts.”

Mr. Gaynor continued,”However for LightPath to significantly grow its revenues it must be able to produce high volume lens orders at competitive prices. To accomplish this, we needed a transformational change to our business model, and to become a high temperature glass manufacturer. This means improving our press capability, which we have with our proprietary Viper press. LightPath has made investments in ceramic molds as principal tooling, which will allow us to use high temperature pressing. The introduction of ceramic molds will allow us to change our purchased glass preforms at significant cost reductions. We are currently qualifying new glass suppliers.”

Mr. Gaynor concluded, “LightPath now has a low cost platform to be able to serve as base for industrial laser products, high volume laser tools, and high volume laser telecom applications. Many of these initiatives will also help improve gross margins for our infrared and collimator product lines. We have the cost base and operational processes in place to expand the sales growth of the company.”

Mr. Ripp commented: “When we started the CEO search we were looking for someone who could provide the leadership to execute the LightPath strategy. We were pleased to be able to interview very capable candidates with excellent experiences and accomplishments to provide that leadership. Transforming the company from a low temperature glass manufacturer to a high temperature manufacturer requires strong understanding of the changes required to implement the new direction of the company.

The Board decided that Jim had the necessary operational experiences, was the architect of the current strategic shift for the company, has implemented several important cost reduction initiatives during the past few months, and more importantly has demonstrated a leadership attitude that has energized the company. The Board has confidence he will serve the company well.”

Webcast Details:

LightPath plans to hold an audio webcast at 3:30 p.m. EST on January 31, 2008. The session may be accessed at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on our web site shortly after the call is concluded.

LightPath manufactures optical products including precision molded aspheric optics, precision molded infrared optics, GRADIUM® glass products, proprietary collimator assemblies, isolators utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the NASDAQ Capital Market under the symbol “LPTH.” Investors are encouraged to go to LightPath’s website for additional financial information.

Contact:	Jim Gaynor, President & CEO
LightPath Technologies, Inc.
Phone: (407) 382-4003
Email: jgaynor@lightpath.com
Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies